INTELLECTUAL PROPERTY RIGHTS PURCHASE AND TRANSFER AGREEMENT

This Intellectual Property Rights Purchase and Transfer Agreement (this “Agreement”) is made as of this [blank] day of May, 2009, between Single Touch Systems, Inc. A Delaware Corporation, (hereinafter referred to as “STS”or“Buyer”), and StreamWorks Technologies, a Delaware Corporation, hereinafter referred to as (“SWT” or “Seller” or “StreamWorks”).

RECITALS:

A. SWT currently owns or has the right to certain Intellectual Property Rights identified on Exhibit A hereto (the “Assets”), including but not limited to Patents, Pending Patents, and Continuation in Part, Applications, etc. listed thereon.

B. Upon the Closing Date, Streamworks shall transfer to Buyer the Assets free of any and all encumbrances and Buyer accepts all rights to the Assets.

C. STS wishes to purchase the Assets for the Purchase Price set forth in Section 2 below.

It is therefore agreed as follows:

Definitions.

As used herein, the following terms shall have the following meanings:

A.	Intellectual Property Rights. The term “Intellectual Property Rights” means all (i) patents, patent applications, patent disclosures and inventions, (ii) Internet Domain names, trademarks, service marks, trade dress, trade names, logos and corporate names and registrations and applications for registration thereof together with all of the goodwill associated therewith, (iii) copyrights (registered or unregistered) and copyrightable works and registrations and applications for registration thereof, (iv) mask works and registrations and applications thereof, (v) computer software, data, databases and documentation thereof, (vi) trade secrets and other confidential information (including ideas, formulas, compositions, inventions (whether patentable or unpatentable and whether or not reduced to practice), know-how, manufacturing and production processes and techniques, research and development information, drawings, specifications, designs, plans, proposals, technical data, and copyrightable works, financial and marketing plans and customer and supplier lists and information, and (vii) copies and tangible embodiments thereof (in whatever form or medium).

B. Closing. The term “Closing” or “Closing Date” shall have the meaning ascribed to it in Section 3.

C. Closing Date Payment. The term “Closing Date Payment” shall have the meaning ascribed to it in Section 3.

D. Material Adverse Effect. The term “Material Adverse Effect” shall mean events which have an adverse effect in the aggregate which, measured in dollars, exceeds the sum of $15,000.

E. Material Contract. The term “Material Contract” shall have the meaning ascribed to it in Section 5.3.

F. Proration Date. The term “Proration Date” shall mean the specific date set for Closing in Section 3 or any subsequent date set for Closing, provided that the actual date of Closing occurs within five (5) business days after said date set for Closing.

G. Affiliate of Seller. The term “Affiliate of Seller” shall mean (i) any individual, partnership, corporation, or other entity or person which is owned or controlled directly or indirectly by Streamworks; (ii) any other individual, partnership, corporation, or other entity or person which controls or is controlled by or under common control with Seller; and (iii) any officer, director, partner, or owner of 10 percent or greater equity or voting interest in any such other corporation, partnership, or other entity or person.

H. Code. The term “Code” shall mean the Internal Revenue Code of 1986, as amended.

I. Agreement. The term “Agreement” shall mean this instrument and all Schedules and Exhibits attached hereto.

1. Sale, Purchase and Transfer of Intellectual Property Rights.

     1.1 Assets. Subject to the terms and conditions of this Agreement, at the Closing referred to herein, Seller agrees to sell, transfer and assign and Buyer agrees to purchase and accept on the terms stated herein, all of Seller's right, title and interest in and to the Assets, including, without limitation, all contracts, contract rights, licenses, licenses, notifications, approvals and authorizations to the extent assignable associated therewith (the “Contracts”).

1.2 Assignment of Contracts.

     (a). Contracts Assignable Without Consent. Seller agrees to assign or cause to be assigned to Buyer or a Designee, as of the Closing, all of the rights of Seller under the Contracts that are assignable without consent of any third party and Buyer shall assume, as of the Closing,

     (b). Seller to Use Reasonable Efforts. Anything in this Agreement to the contrary notwithstanding, Seller shall be obligated to sell, assign, transfer or convey or cause to be assigned, transferred or conveyed to Buyer or a Designee, if applicable, any of its rights in and to any of the Assets and first obtaining all necessary approvals, consents or waivers. Seller shall use all reasonable efforts, and cooperate with the Buyer, to obtain all necessary approvals, consents or waivers, or to resolve any impracticalities of transfer necessary to assign or convey to Buyer or a Designee, if applicable, the Asset as soon as practicable; provided, however, that neither Seller nor Buyer shall be obligated to pay any consideration therefor except for filing fees and other ordinary administrative charges which shall be paid by Seller to the third party from whom such approval, consent or waiver is requested. Such approvals, consents, and waivers shall be in favor of the Buyer and, if applicable, a Designee.

     (c). If Waivers or Consents Cannot be Obtained. To the extent that any of the approvals, consents or waivers referred to in have not been obtained by Seller as of the Closing, or until the impracticalities of transfer are resolved, Seller shall, during the remaining term of such Contracts, use all reasonable efforts to (i) obtain the consent of any such third party with the filing fees and ordinary administrative charges payable to such third party shall be the sole responsibility of the Seller; (ii) cooperate with Buyer in any reasonable and lawful arrangements designed to provide the benefits of such Contracts to Buyer or a Designee, if applicable, so long as Buyer fully cooperates with Seller in such arrangements; and (iii) enforce, at the request of Buyer and at the expense of the Seller.

1.3 Transferring Assets and Licenses.

Seller will assign the Assets, transfer or convey, or cause to be assigned, transferred or conveyed to Buyer or a Designee, if applicable, at the Closing.

2. Purchase Price.

      The purchase price for the Assets (“Purchase Price”) shall be three million six hundred sixty six thousand, six hundred sixty seven (3,666,667) common stock shares of Buyer, in addition, one million eight hundred thirty three thousand and three hundred thirty four (1,833,334) warrants for common stock of Buyer at a strike of $2.30 per share for a period of two years. All securities are to be delivered to the Seller at the Closing.

3. Closing.

     Date of Closing. The Closing shall take place at the offices of Single Touch Systems, Inc., or at such other place as the parties may agree in writing, on May [Blank], 2009 or such later date as all conditions to Closing set forth in Section 7.7 below have been completed.

3.1 Documents to be Delivered by Seller.

At or prior to the Closing, Seller shall deliver, or cause to be delivered, the following:

(a). documents of Assignment free of encumbrances and other instruments of transfer, dated the Closing Date, transferring to Buyer title to the Assets.

(b). documents evidencing the assignment and assumption of the Contracts to Buyer or a Designee (together with any third-party consents required for such transfers);

(c). provide a copy of the written consent of resolutions of the board of directors of StreamWorks and copies of the resolutions of the shareholders of StreamWorks authorizing the execution, delivery and performance of this Agreement by StreamWorks.

3.2 Documents to be Delivered by Buyer.

At or prior to the Closing Date, Buyer shall deliver the following:

(a). documents evidencing the issuance of three million six hundred sixty six thousand, six hundred sixty seven (3,666,667) shares of common stock to Seller.

(b) a warrant in a form mutually agreeable to Buyer and Seller granting Seller the right to purchase up to one million eight hundred thirty three thousand, three hundred thirty four (1,833,334) shares of common stock of STS at a strike of $2.30 per share for a period of two years from Closing.

(c). a copy of the resolutions of the board of directors of Buyer authorizing the execution, delivery and performance of this Agreement by Buyer, and a certificate of its secretary or assistant secretary, dated the Closing Date, that such resolutions were duly adopted and are in full force and effect.

3.3 Transfer Fees

Any recording fees or related Asset transfer fees shall be paid by Seller.

4. Conduct of the Seller Pending Closing.

(a) Between the date hereof and the Closing Date, Seller shall continue to operate the Business in the ordinary course and in a manner reasonably consistent with its present operating plan.

(b) Seller will not take any action, (i) the result of which will be to create a Material Adverse Effect on the value of the Assets, or (ii) which is both not reasonably consistent with its normal operating plan and not in the ordinary course of business, except as otherwise set forth in this Section 4.

5. Representations of Seller.

Seller represents to Buyer that:

5.1 Organization, Standing and Authority.

Streamworks is a corporation organized, under the laws of the State of Delaware.

     5.2 Authorization of Agreement; Authority. The execution, delivery and performance of this Agreement by Seller has been duly authorized by all necessary corporate and partnership action of Seller, and this Agreement constitutes the valid and binding obligation of Seller, enforceable in accordance with its terms, except to the extent enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors' rights in general and subject to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law). The execution, delivery and performance of this Agreement by Seller will not (a) violate or conflict with Streamworks corporate power and authority; (b) constitute a violation of any law, regulation, order, writ, judgment, injunction or decree applicable to Seller; or (c) subject to the receipt of appropriate consents as specified in this Agreement as of the Closing Date, conflict with, or result in the breach of the provisions of, or constitute a default under, any agreement, license, permit or other instrument to which Seller is a party or is bound or by which the Assets are bound.

     5.3 Material Contracts. All of the Material Contracts which are to be transferred to Buyer at Closing, if any, have not been further modified, or amended. A Material Contract shall mean a Contract which involves payments, performance of services or delivery of goods by or to Seller after the Closing Date in an amount with any value.

     5.4 Litigation., Compliance with Laws. There are no judicial or administrative actions, proceedings or investigations pending or, to the best of Seller's knowledge, threatened, that question the validity of this Agreement or any action taken or to be taken by Seller in connection with this Agreement. There is no claim of infringement, litigation, proceeding or governmental investigation pending or, to the best of Seller's knowledge, threatened, or any order, injunction or decree outstanding which, if decided unfavorably, would have a Material Adverse Effect on Buyer.

     5.5 The Assets. Seller has, or will have on the Closing Date, good and marketable title (which includes leasehold title if applicable) to the Assets to be transferred to Buyer on the Closing Date. Please see Exhibit A in regards to Assets to be transferred.

6. Representations of Buyer. Buyer represents to Seller as follows:

     6.1 Buyer's Organization. Buyer is a Corporation organized, existing and in good standing under the laws of Delaware and has the full corporate power and authority to enter into and to perform this Agreement.

     6.2 Authorization of Agreement. The execution, delivery and performance of this Agreement by Buyer have been duly authorized by all necessary corporate action of Buyer, and this Agreement constitutes the valid and binding obligation of Buyer enforceable against it in accordance with its terms, except to the extent enforceability may be limited by bankruptcy, insolvency or other similar laws affecting the enforcement of creditors' rights in general and subject to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

     6.3 Consents of Third Parties. The execution, delivery and performance of this Agreement by Buyer will not (a) violate or conflict with the articles of organization or by-laws of Buyer; or (b) constitute a violation of any law, regulation, order, writ, judgment, injunction or decree applicable to Buyer.

     6.4 Litigation. There are no judicial or administrative actions, proceedings or investigations pending or, to the best of Buyer's knowledge, threatened, that question the validity of this Agreement or any action taken or to be taken by Buyer in connection with this Agreement. There is no litigation, proceeding or governmental investigation pending or, to the best of Buyer's knowledge, threatened, or any order, injunction or decree outstanding, against the Buyer that, if adversely determined, would have a material effect upon Buyer's ability to perform its obligations under this Agreement.

7. Further Agreements of the Parties.

     7.1 Access to Information. Buyer and each Designee shall have access to information and other Assets for due diligence investigation purposes and to facilitate an orderly transition in the management of those Assets in anticipation of Closing. In addition, Seller will make available to Buyer and each Designee its financial statements and shall cooperate and instruct Seller's independent auditors to cooperate, at Buyer's expense, in preparing the financial statement and which Buyer will, or such Designee may, be required to file with the Securities Exchange Commission.

7.2 Notice of Changes and Events.

Each party shall promptly notify the other party in writing, and furnish to such party any information that such party may reasonably request, with respect to the occurrence of any event or the existence of any state of facts that would (i) result in the party's representations and warranties not being true if they were made at any time prior to or as of the Closing Date, or (ii) impair the party's ability to perform its obligations under this Agreement.

     7.3 Expenses. Except as otherwise specifically provided in this Agreement, Buyer and Seller shall bear their own respective expenses incurred in connection with this Agreement and in connection with all obligations required to be performed by each of them under this Agreement.

     7.4 Publicity. Buyer shall have the right to issue a public announcement or press release concerning the transactions contemplated by this Agreement and, except as may be required by applicable law or regulation or rule of any stock exchange or organized securities market on which the securities of Buyer or Seller's securities listed or traded, will most likely make a public announcement or issue a press release.

7.5 Preservation of Records.

(a). Buyer agrees that neither Buyer nor any Designee shall destroy any records related to the Assets without first giving Seller sixty (60) days advance written notice and an opportunity to take custody of such records, at Seller's cost and expense, including reimbursement of Buyer's or any affected Designee's extraordinary costs, if any.

7.6 Buyer's Due Diligence.

     Buyer may conduct due diligence examinations during a period commencing on the date hereof and ending at the close of business on the day prior to the Closing Date (the “Due Diligence Period”).

     7.7 Conditions to Obligations of Seller. The respective obligations of each party to perform this Agreement and consummate the Closing are subject to the satisfaction of the following conditions, unless waived by the applicable party.

     (a) The shareholders of Seller shall have approved this Agreement, and the consummation of the transactions contemplated hereby, to the extent required by applicable law.

     (b) Buyer shall have executed a mutually agreeable and reasonable non-compete agreement with each of Chuck Jennings and Floyd E. Bowen.

     7.8 Registration Rights. Buyer and Seller shall negotiate and execute a mutually agreeable registration rights agreement covering the registration with the SEC of the shares of common stock to be issued to Seller in connection with the transactions contemplated hereunder.

8. Default; Remedies; Arbitration.

     8.1 Default; Remedies. Time is of the essence of this Agreement. If either party fails or refuses to carry out this Agreement according to its terms, the other party shall be entitled to the remedies set forth below.

     8.2 Arbitration. This Agreement shall not be subject to termination except as specifically provided in this Agreement. Any question, controversy or claim arising under or relating to this Agreement, including without limitation any such matter pertaining to an alleged event having a Material Adverse Effect or any adjustment of the Purchase Price, or for any breach hereof, shall be settled by arbitration in accordance with the rules of the American Arbitration Association and the provisions of the laws of California relating to arbitration, as said rules and laws are in effect on the date of this Agreement. The arbitration shall be conducted in State of California, by and before a single arbitrator, who is experienced in the problem or problems in dispute, to be agreed upon by the Seller and Buyer, or if they are unable to agree upon an arbitrator within ten (10) days after written demand by either party for arbitration, then, at the written request of either party, the arbitrator shall be appointed by the American Arbitration Association, Proceedings to obtain a judgment with respect to any award rendered hereunder shall be undertaken in accordance with the laws of Delaware including the conflicts of laws provisions thereof.

     Each party shall pay one-half of the arbitrator's fees and expenses. Upon application to the arbitrator, the parties shall be entitled to limited discovery, including only exchange of documents and only depositions on such terms as the arbitrator may allow for purposes of fairness and to reduce the overall time and expense of the arbitration.

9. Indemnification and Related Matters.

9.1 Indemnification.

     Buyer agrees to save, defend, indemnify and hold Seller and its officers and directors, parents, subsidiaries, shareholders, affiliates, predecessors, successors and assigns (and their respective officers, directors, employees and agents) harmless from and against any loss, claims, liabilities, damages, costs and expenses, including attorneys' fees incurred with respect to third parties (“Damages”) resulting from, based upon, or arising out of:

     (i) any breaches, occurring before, at or after Closing, of Contracts, Long Term Leases, permits, licenses, and all other agreements and obligations transferred or assigned to Buyer;

     (ii) the operation, management or condition of the Assets or Business at or after the Closing;

     (iii) all matters assumed by the Buyer pursuant to any and all provisions of this Agreement or any related agreement; and

     (iv) all actions, claims, suits, proceedings, demands, assessments, judgments, costs and expenses, including attorneys' fees (incurred with respect to third parties), with respect to the foregoing.

     Wherever this Agreement provides for Buyer's indemnification the term “Seller” shall mean Streamworks Technologies, Inc.

     Seller agrees to save, defend, indemnify and hold Buyer and its officers and directors, parents, subsidiaries, affiliates, predecessors, successors and assigns (and their respective officers, directors, employees and agents) harmless from and against any loss, claims, liabilities, damages, costs and expenses, including attorneys' fees incurred with respect to third parties (“Damages”) resulting from, based upon, or arising out of:

     (i) infringement claims brought against the Assets or any portion thereof, any breaches, occurring before the Closing, of Contracts, Long Term Leases, permits, licenses, and all other agreements and obligations transferred or assigned to Buyer;

     (ii) the operation, management or condition of the Assets or Business or, whether arising before the Closing, excluding only those matters covered by Section 9 above; and

     (iii) all actions, claims, suits, proceedings, demands, assessments, judgments, costs and expenses, including attorneys' fees (incurred with respect to third parties), with respect to the foregoing.

     9.2 Defense of Claims by Third Parties. If any claim is made against a party that, if sustained, would give rise to a liability of the other under this Agreement, Buyer or Seller, as the case may be, shall promptly cause notice of the claim to be delivered to the other and shall notify the other party and its counsel of its obligation to defend such claim, at such other party’s sole expense. The obligation to defend indemnity claims shall be the responsibility of each party for a period of two (2) years, with counsel satisfactory to the party against which such claim is made.

10. Miscellaneous.

     10.1 Entire Agreement. This Agreement (contains, and is intended as, a complete statement of all of the terms of the arrangements between the parties with respect to the matters provided for, supersedes any previous agreements and understandings between the parties with respect to those matters, and cannot be changed or terminated orally.

     10.2 Governing Law. Seller and Buyer each hereby consent to personal jurisdiction in any action brought with respect to this Agreement and the transactions contemplated hereunder in State of California and to the arbitration described in Section 8 of this Agreement shall be governed by and construed in accordance with the law of the State of California.

     10.3 Notices. All notices and other communications under this Agreement shall be in writing and shall be deemed given when delivered personally or mailed by registered mail, return receipt requested, to the parties at the following addresses (or to such address as a party may have specified by notice given to the other party pursuant to this provision):

If to Buyer to:

Anthony Macaluso, President & CEO Single Touch Systems, Inc. 2235 Encinitas Blvd. Ste.210 Encinitas, CA 92924

With a copy to: XX

If to Seller, to:

Floyd E. Bowen Jr. Agent for the Board of Directors StreamWorks Technologies 2626 Gold Court Placerville, CA 95667

With a Copy to: XX

     10.4 Severability. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement which shall remain in full force and effect.

     10.5 Further Assurances and Assistance. Buyer and Seller agree that each will execute and deliver to the other any and all documents, in addition to those expressly provided for herein, that may be necessary or appropriate to effectuate the provisions of this Agreement, whether before, at or after the Closing. Seller agrees that, at any time and from time to time after the Closing, it will execute and deliver to Buyer such further assignments or other written assurances as Buyer may reasonably request to perfect and protect Buyer's title to the Assets.

     10.6 Survival. The terms, covenants, agreements, representations and warranties contained in or made pursuant to this Agreement together with all indemnities and undertakings contained herein shall survive the Closing for two (2) years, and shall not be deemed to have been merged in any of the documents delivered at the Closing, irrespective of any investigation made by or on behalf of any party.

     10.7 Waiver. Any party may waive compliance by another with any of the provisions of this Agreement. No waiver of any provision shall be construed as a waiver of any other provision. Any waiver must be in writing and signed by the party waiving such provision.

     10.8 Binding Effect; Assignment. This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and permitted assigns. Except as expressly set forth herein, nothing in this Agreement shall create or be deemed to create any third party beneficiary rights in any person or entity not a party to this Agreement, including any such person or entity asserting rights as a third party beneficiary with respect to environmental matters. No assignment of this Agreement or of any rights or obligation hereunder may be made by either party (by operation of law or otherwise) without the prior written consent of the other and any attempted assignment without the required consent shall be void; provided, however, that no such consent shall be required of Buyer to assign its rights under this Agreement to one or more Designees, but no such assignment by Buyer of its rights or obligations hereunder shall relieve Buyer of any of its obligations to Seller under this Agreement. Further, no such consent shall be required of Seller to assign its rights or obligations under this Agreement to one or more Affiliates of Seller, but no such assignment by seller of its rights or obligations hereunder shall relieve Seller of any of its obligations to Buyer hereunder.

     10.9 Counterparts. This Agreement may be executed in counterparts, each of which shall be an original, but which together shall constitute one and the same Agreement.

     10.10 No Recordation. Neither this Agreement nor a memorandum hereof shall be recorded in any jurisdiction or public record.

     10.11 No Presumptions. This Agreement is a result of negotiations between Seller and Buyer, both of whom are represented by counsel of their choosing. No presumption shall exist in favor of either party concerning the interpretation of the documents constituting this Agreement by reason of which party drafted the documents.

IN WITNESS WHEREOF, The parties have executed this Agreement as of the Effective Date.

STREAMWORKS TECHNOLOGIES, Inc By: _/s/Floyd E. Bowen __________ Floyd E. Bowen Agent for the Board of Directors

[Received signed from seller June 2, 2009]

SINGLE TOUCH SYSTEMS, INC By: _/s/ Anthony Macaluso ________ Anthony Macaluso President & CEO

Exhibit: A

List of Assets

[Received separate of the Agreement] Patent Assignment – Schedule A United States Patent Applications and Issued Patents
Patent/App. No.	Title	Filing Date	Issue Date
09/766,278	System and Method for Managing Media	01/19/2001
PCT/US02/01360	System and Method for Managing Media	01/18/2002
09/766,519	System and Method for Streaming Media	01/19/2001
7,054,949	System and Method for Streaming Media	04/20/2001	05/30/2006
11/177,676	System and Method for Streaming Media	07/08/2005
11/177,677	System and Method for Streaming Media	07/08/2005
11/177,843	System and Method for Streaming Media	07/08/2005
PCT/US02/01368	System and Method for Streaming Media	01/18/2002
02 704 163.1	System and Method for Streaming Media	08/18/2003
7,191,244	System and Method for Routing Media	01/18/2002	03/13/2007
11/680,407	System and Method for Routing Media	02/28/2007
11/680,440	System and Method for Routing Media	02/28/2007
11/680,452	System and Method for Routing Media	02/28/2007
PCT/US02/01420	System and Method for Routing Media	01/18/2002
02 702 014.8	System and Method for Routing Media	08/18/2003
60/263,044	Media Routing Algorithm	01/19/2001